Exhibit 77 N


COMMAND Money Fund
File number 811-3253


Actions required to be reported pursuant to Rule 2a-7

	On December 5th, Moodys downgraded Lowes (LOW) ratings to A3 and P-2 and maintained a negative outlook on the company, as a result in LOW falling to a Tier-2 issuer.




T:\Cluster2\N-SARs\CMF\2a-7 77N 1200(2)